Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Arbinet-thexchange, Inc. Registration Statements on Form S-8 (Nos. 333-125550 and 333-149808), pertaining to the stock incentive plans of Arbinet-thexchange, Inc., of our reports dated March 13, 2009, with respect to the consolidated financial statements and schedule of Arbinet-thexchange, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Arbinet-thexchange, Inc., included in this Form 10-K for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Iselin, New Jersey
March 13, 2009